 Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS Second quarter 2019 RESULTS and RecEives $8.9 million settlement from Airgas pearl river, ny – August 14, 2019 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the second quarter and six months ended June 30, 2019.

For the quarter ended June 30, 2019 Hudson reported revenues of $56.0 million compared to $57.8 million in the comparable 2018 period. Refrigerant average selling prices declined by approximately 19%, partially offset by a 12% increase in volume. Revenue from the Defense Logistics Agency (“DLA”) increased by approximately $2.3 million in the quarter. The Company recorded lower of cost or net realizable value (“NRV”) adjustments to its inventory of $9.2 million and $34.7 million during the second quarter of 2019 and 2018, respectively. The 2019 NRV adjustment was primarily attributed to the remaining R-22 inventory purchased in connection with the acquisition of Aspen Refrigerants, Inc. (“ARI”). Selling, general and administrative (“SG&A”) expenses for the three-month period ended June 30, 2019 were $6.8 million, a decrease of $3.8 million from the $10.6 million reported during the comparable 2018 period. The reduction in SG&A was primarily attributable to professional fees pertaining to integration and services relating to the acquisition of ARI, which declined by approximately $2.5 million from the second quarter of 2018, as well as a reduction in payroll-related expenses, advertising and other professional fees in the second quarter of 2019 compared to the 2018 period. The Company’s net loss for the second quarter of 2019, which includes the above mentioned $9.2 million inventory adjustment, was $13.8 million, or $(0.32) per basic and diluted share. This compares to a net loss for the second quarter of 2018, which includes the above mentioned $34.7 million inventory adjustment, of $30.6 million or $(0.72) per basic and diluted share.

For the six months ended June 30, 2019, Hudson reported revenues of $90.7 million compared to $100.3 million in the comparable 2018 period. Refrigerant average selling prices declined by approximately 19%, partially offset by a 3% increase in refrigerant volume. Revenue from the DLA also increased by approximately $4.1 million. Net loss for the first half of 2019, which includes the above mentioned $9.2 million inventory adjustment, was $17.8 million, or ($0.42) per basic and diluted share. This compares to a net loss in the first half of 2018, which includes the above mentioned $34.7 million inventory adjustment, of $33.7 million, or $(0.79) per basic and diluted share.

In August 2019, following the end of the second quarter, the Company successfully completed the working capital adjustment process arising from the acquisition of ARI, including the settlement of related litigation, which resulted in Airgas agreeing to make a cash payment to Hudson of $8.9 million.

Loan Covenant Defaults

The Company failed to comply with the financial covenants contained in its term loan facility and its revolving credit facility at June 30, 2019 and is currently in default under those agreements. Other than the financial covenants, the Company has fully complied with all of its debt payment and other obligations on a timely basis and had over $21 million of availability pursuant to the borrowing base formula in its revolving loan facility as of June 30, 2019. As such, the Company does not believe that the covenant defaults relate to a liquidity issue but relate to a leverage issue under the current covenant structure. The Company is currently seeking a waiver and amendment from its lenders to waive the covenant defaults and reset the financial covenants under both the term loan facility and the revolving credit facility. However, the lenders have the right to declare all amounts under these facilities to be immediately due and payable, and there can be no assurance that the Company will be able to obtain any such waivers or amendments on acceptable terms or at all.

Kevin J. Zugibe, Chairman and Chief Executive Officer of Hudson Technologies commented,

“This was a disappointing quarter as we continued to encounter lower prices, primarily on R-22, when compared to 2018. Temperatures remained cool for much of the quarter, which reduced urgency for customers and a ‘just in time’ buying pattern continued. On a positive note, even with poor weather conditions, we did see refrigerant sales volumes increase meaningfully during the second quarter, and, as we move through the third fiscal quarter, temperatures have risen to more seasonal levels.

“A benefit of our experience in this industry is that we have faced and managed through price corrections and disappointing sales seasons before and as we sell through the higher priced layers within our FIFO inventory, we expect to return to more historical margin levels. We remain optimistic about the long-term market opportunity and remain focused on driving growth by leveraging our positioning at two key points in the supply chain and our ability to provide any refrigerant, anywhere at any time.”

Conference Call Information

The Company will host a conference call and webcast today, Wednesday, August 14, 2019 at 5:00 p.m. Eastern Time, to discuss the Company’s second quarter results.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (877) 407-9205 approximately five minutes prior to the scheduled start time. International callers please dial (201) 689-8054.

A replay of the teleconference will be available until September 14, 2019 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 53040.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable solutions for optimizing performance and enhancing reliability of commercial and industrial chiller plants and refrigeration systems. Hudson's proprietary RefrigerantSide® Services increase operating efficiency, provide energy and cost savings, reduce greenhouse gas emissions and the plant’s carbon footprint while enhancing system life and reliability of operations at the same time. RefrigerantSide® Services can be performed at a customer's site as an integral part of an effective scheduled maintenance program or in response to emergencies. Hudson also offers SMARTenergy OPS®, which is a cloud-based Managed Software as a Service for continuous monitoring, Fault Detection and Diagnostics and real-time optimization of chilled water plants. In addition, the Company sells refrigerants and provides traditional reclamation services for commercial and industrial air conditioning and refrigeration uses. For further information on Hudson, please visit the Company's web site at www.hudsontech.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, Hudson’s expectations with respect to the benefits, costs and other anticipated financial impacts of the ARI transaction; future financial and operating results of the Company; the Company’s ability to secure amendments to its credit facilities and thereafter to remain in compliance with the financial covenants therein; and the Company’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate ARI’s operations and any assets it acquires from other third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2018 and other subsequent filings with the Securities and Exchange Commission. Examples of such risks and uncertainties specific to the ARI transaction include, but are not limited to, the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & COO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	June 30,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,302	$2,272
Trade accounts receivable – net	28,050	14,065
Inventories – net	75,247	101,962
Prepaid expenses and other current assets	6,783	5,287
Total current assets	111,382	123,586

Property, plant and equipment, less accumulated depreciation	24,973	27,395
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	27,977	29,451
Right of use asset	7,014	-
Other assets	87	106
Total Assets	$219,236	$228,341

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$9,681	$8,671
Accrued expenses and other current liabilities	18,162	19,023
Accrued payroll	1,101	1,046
Short-term debt	33,000	29,000
Current maturities of long-term debt	99,674	2,672
Total current liabilities	161,618	60,412
Deferred tax liability	586	443
Long-term lease liabilities	5,012	—
Long-term debt, less current maturities	6	98,273
Total Liabilities	167,222	159,128

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 42,612,431 at June 30, 2019 and 42,602,431 at December 31, 2018	426	426
Additional paid-in capital	116,356	115,719
Accumulated deficit	(64,768)	(46,932)
Total Stockholders’ Equity	52,014	69,213

Total Liabilities and Stockholders’ Equity	$219,236	$228,341

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018

Revenues	$56,011	$57,831	$90,675	$100,259
Cost of sales	58,377	83,913	86,056	118,436
Gross profit	(2,366)	(26,082)	4,619	(18,177)

Operating expenses:
Selling, general and administrative	6,848	10,605	12,872	18,682
Amortization	753	741	1,474	1,483
Total operating expenses	7,601	11,346	14,346	20,165

Operating loss	(9,967)	(37,428)	(9,727)	(38,342)

Other expense:
Net interest expense	(4,267)	(3,346)	(8,474)	(6,552)
Other income	508	--	508	--
Total other expense	(3,759)	(3,346)	(7,966)	(6,552)

Loss before income taxes	(13,726)	(40,774)	(17,693)	(44,894)

Income tax (benefit) expense	71	(10,158)	143	(11,222)

Net loss	$(13,797)	$(30,616)	$(17,836)	$(33,672)

Net loss per common share – Basic and Diluted	$(0.32)	$(0.72)	$(0.42)	$(0.79)
Weighted average number of shares outstanding – Basic and Diluted	42,604,189	42,403,140	42,603,315	42,403,084